First Foundation Inc. (NYSE: FFWM) January 29, 2026

Exhibit 99.1

FIRST FOUNDATION INC. REPORTS FOURTH QUARTER AND FULL YEAR 2025 RESULTS

●	Net loss of $8.0 million for the quarter or loss per share of $0.10 (basic and diluted) was reflective of hedging and merger-related costs ($8.5 million and $6.1 million) taken through net interest income, noninterest income and noninterest expense.
●	Total net interest income of $39.4 million for the quarter, compared to $46.1 million in the prior quarter, declined primarily due to $6.1 million in costs for hedging the balance sheet’s interest rate risk position in anticipation of the pending merger with FirstSun. Coupled with a $2.1 million quarter-over-quarter decline in customer service costs, core balance sheet contribution excluding these costs remained stable.
●	Completed $204.8 million multifamily loan securitization, substantially completing the planned $1.9 billion reduction in the multifamily loan portfolio. The held-for-sale loan portfolio ended the year at $261.4 million.
●	The ratio of the allowance for credit losses to loans held for investment was 1.39% and total risk-based capital increased to 15.51% at year end, demonstrating our continued commitment to strengthening our risk-capital balance.

4Q25 Key Financial Data	Highlights

Profitability Metrics	4Q25	3Q25	4Q24
Return on average assets (%)	(0.27)	(4.90)	(0.42)
Adjusted return on average assets (%)(a)	(0.12)	(4.90)	(0.42)
Return on average common equity (%)	(3.9)	(60.6)	(5.8)
Return on average tangible common equity (%)(a)	(1.7)	(60.7)	(5.7)
Net interest margin (%)	1.36	1.60	1.58
Efficiency ratio (%)(a)	116.9	90.0	103.1

Income Statement (b)	4Q25	3Q25	4Q24
Net interest income	$ 39,444	$ 46,078	$ 51,310
Noninterest income	$ 8,914	$ 17,519	$ 13,367
Net loss attributable to common shareholders	($ 8,040)	($ 146,323)	($ 14,111)
Adjusted net (loss) income attributable to common shareholders(a)	($ 3,470)	($ 146,125)	($ 13,873)
Loss per share	($ 0.10)	($ 1.78)	($ 0.17)
Adjusted (loss) earnings per share (basic) (a)	($ 0.04)	($ 1.77)	($ 0.17)
Adjusted (loss) earnings per share (diluted) (a)	($ 0.04)	($ 1.77)	($ 0.17)

Balance Sheet (b)	4Q25	3Q25	4Q24
Total loans	$ 6,990,626	$ 7,769,691	$ 9,227,212
Total deposits	$ 9,284,570	$ 9,293,071	$ 9,870,279
Loan to deposit ratio	75.3%	83.6%	93.5%
Net charge-off ratio	0.01%	0.03%	0.70%
Book value per common share	$ 11.01	$ 11.10	$ 12.79
Tangible book value per common share(a)	$ 9.93	$ 10.02	$ 11.68
Tangible book value per common share (adjusted) (a)	$ 8.10	$ 8.16	$ 9.36
Total risk-based capital ratio	15.51%	14.65%	13.34%

●
Planning for the announced merger with FirstSun Capital Bancorp is well underway and ready for close early in the second quarter, subject to the receipt of necessary regulatory and shareholder approvals.  Teams from both sides are partnering to plan for important balance sheet re-positioning and a smooth transition to a higher profitability business model and mix.  We remain confident in the combined entity’s ability to deliver EPS accretion and improved return metrics.
●
Continued strong credit performance with net charge-offs of only $0.2 million in the quarter.
●
Nonperforming assets to total assets of 0.37% for the quarter, compared to 0.33% for the prior quarter and 0.37% for the year-ago quarter.
●
Due to targeted reductions in our shared national credit portfolio, execution of our latest securitization, ongoing efforts to reduce high-cost deposits, and our on-balance sheet hedging strategy, the loan to deposit ratio was 75.3% as of December 31, 2025, compared to 83.6% as of September 30, 2025, and 93.5% as of December 31, 2024.
●
Our focus on improving the balance sheet also resulted in strengthened liquidity and capital positions:
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Total liquidity of $5.1 billion as of December 31, 2025.
-
Liquidity to uninsured and uncollateralized deposits ratio of 3.99x
-
Total risk-based capital ratio of 15.51%
●
Net interest margin of 1.36% for the quarter, compared to 1.60% for the prior quarter, but core balance sheet contribution remained stable quarter over quarter.

(a) Non-GAAP measure. See “Non-GAAP Financial Measures” below (b) Dollars in thousands, except per share data and ratios (c) Capital ratios for 12/31/25 are preliminary

DALLAS, TX – First Foundation Inc. (NYSE: FFWM), a financial services company with two wholly-owned operating subsidiaries, First Foundation Advisors (“FFA”) and First Foundation Bank (“FFB”), reported a net loss of $8.0 million, or ($0.10) per share (basic and diluted) for the fourth quarter of 2025.

Thomas C. Shafer CEO

“The fourth quarter was shaped by our announcement in October of the pending merger with FirstSun Capital Bancorp. Our entire team has been focused on integration planning and preparing to make this next chapter an outstanding experience for our clients, team members, and shareholders.  The announcement gave us the ability to accelerate actions we have previously discussed for our balance sheet transformation.  These actions have significantly reduced our reliance on high-cost funding and reduced our loan-to-deposit ratio to 75.3%. We are confident as we look forward in our ability to deliver first-quartile performance as we continue serving some of the best markets in the country with a full suite of complimentary products and services.”

Jamie Britton CFO

“2025 brought significant change to First Foundation’s balance sheet and risk profile. Meaningful progress towards selling $1.9 billion of our multifamily loan portfolio reduced our CRE concentration below 350%; continued focus on reducing our high-dollar, rate-sensitive deposit balances improved our funding profile and in conjunction with targeted hedging strategies brought our structural interest rate risk positioning in line with our peers; our ACL improved to 1.39% of loans; and total risk-based capital ended the year at 15.51%. I am proud of our teammates and thankful for their continued focus on strengthening our institution. Their efforts are critical to ensuring a smooth integration with FirstSun and will accelerate realization of the opportunities ahead.”

Investor contact: Jamie Britton, jbritton@ff-inc.com | 949-476-0300

First Foundation Inc. (NYSE: FFWM) January 29, 2026

4Q25 Highlights
Financial Results:
●
Total revenue of $48.4 million for the quarter, compared to $63.6 million in the prior quarter, and $64.7 million in the year-ago quarter.
●
Net interest income of $39.4 million for the quarter, compared to $46.1 million in the prior quarter, and $51.3 million in the year-ago quarter.  The decrease in net interest income from the prior quarter was due largely to a 29 basis point decrease in average interest-earning asset yields, offset partially by a 14 basis point decrease in average interest-bearing liability rates.
●
Net interest margin (“NIM”) decreased to 1.36% for the quarter, down from 1.60% in the prior quarter.
●
The allowance for credit losses (“ACL”) on loans held for investment totaled $93.9 million as of December 31, 2025, compared to $101.9 million at prior quarter-end.  The ratio of ACL to total loans held for investment was 1.39% as of December 31, 2025 and 1.40% as of September 30, 2025.
●
Income tax expense was $32 thousand for the quarter, compared to $87.4 million for the prior quarter. The prior quarter expense included the impact of recording a deferred tax asset valuation allowance against the entire net deferred tax assets balance of $98.7 million.
●
Noninterest expense to average total assets (annualized) of 2.10% for the quarter, compared to 1.93% for the prior quarter and compared to 2.02% for the year-ago quarter.  Noninterest expense totaled $62.9 million for the quarter, compared to $57.5 million in the prior quarter, and $67.0 million in the year-ago quarter.
●
Customer service costs decreased to $7.0 million during the quarter, compared to $9.1 million in the prior quarter, and $17.8 million in the year-ago quarter.  The decrease was in part due to a meaningful reduction of a portion of the deposits ($0.5 billion) associated with these costs in the second quarter of 2025 in conjunction with a final loan sale transaction.
●
Noninterest income was $8.9 million for the quarter, compared to $17.5 million in the prior quarter. The decrease was primarily due in part to $4.7 million income on capital market activities during the prior quarter, compared to a $1.1 million loss on such activities during the current quarter.
●
Asset management and trust income totaled $8.2 million during the quarter, compared to $8.6 million in the prior quarter, and $9.3 million in the year-ago quarter.
●
Nonperforming assets (“NPAs”) to total assets were 0.37%, compared to 0.33% in the prior quarter.
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Cash and cash equivalents totaled $1.6 billion, representing 13.6% of total assets at December 31, 2025, compared to $1.7 billion or 14.5% of total assets at September 30, 2025.
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Combined available credit facilities from the Federal Home Loan Bank and the Federal Reserve Bank’s discount window totaled $3.2 billion.  An additional $240 million is available in uncommitted federal funds credit lines.
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Tangible book value per common share as converted (non-GAAP measure) was $8.10 as of December 31, 2025, compared to $8.16 as of September 30, 2025.
●
Total tangible common equity of $823 million and tangible book value per common share of $9.93 (non-GAAP measures) as of December 31, 2025, compared to $828 million and $10.02 per common share, respectively as of September 30, 2025.
●
$32.5 million (tax-effected) in combined unrealized/unrecognized losses on our combined investment securities portfolio (available-for-sale and held-to-maturity portfolios), compared to $36.8 million in the prior quarter.
●
Deposits totaled $9.3 billion as of December 31, 2025, and September 30, 2025.  Core and wholesale deposits totaled $6.1 billion and $3.2 billion respectively as of December 31, 2025, compared to $6.8 billion and $2.5 billion respectively as of September 30, 2025.  Cost of deposits totaled 3.03% for the quarter compared to 3.11% for the prior quarter.
●
Loan to deposit ratio totaled 75.3% as of December 31, 2025, compared to 83.6% as of September 30, 2025.

Other Activity:
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Loan fundings totaled $183 million at an average yield of 6.65% for the current quarter compared to $265 million at an average yield of 7.00% in the prior quarter.
●
Average assets totaled $12.0 billion for the current quarter, compared to $11.9 billion for the prior quarter.
●
Average assets under management (“AUM”) balances at FFA were $5.1 billion for the quarter, relatively unchanged from the prior quarter.  Trust assets under advisement (“AUA”) at FFB were $1.2 billion, relatively unchanged from the prior quarter.

Investor contact: Jamie Britton, jbritton@ff-inc.com | 949-476-0300

FIRST FOUNDATION INC. FOURTH QUARTER 2025 RESULTS

Spotlight
First Foundation Advisors Recognized as a Top Registered Advisory Firm by Barron’s	First Foundation Advisors Named to CNBC FA100 List

First Foundation Advisors made Barron’s list of the top 100 registered investment advisory firms in 2024.  The annual list evaluates financial advisors based on a proprietary set of criteria, including type of assets under management, growth of advisors’ practice, client retention, and quantitative factors such as the advisors’ experience, their advanced degrees, industry designations, philanthropic efforts, and other metrics.

First Foundation Advisors was recognized as one of 2024’s top registered investment advisory firms on the CNBC FA100 list.  First Foundation Advisors ranked #55 on the national list and marks the third consecutive year that it has been recognized on the list.  The rankings were based on a number of factors, including total assets under management, years in business, and accounts managed.

Please Note: Limitations. Neither rankings nor recognitions by unaffiliated rating services, publications, media, or other organizations, nor the achievement of any professional designation, certification, degree or license, membership in any professional organization, or any amount of prior experience or success, should be construed by a client or prospective client as a guarantee that the client will experience a certain level of results if the firm is engaged, or continues to be engaged, to provide investment advisory services. A fee was not paid by the firm to receive the ranking. The ranking is based upon specific criteria and methodology (see ranking criteria/methodology). No ranking or recognition should be construed as an endorsement by any past or current client of the firm.

Details

Loans

Loan balances totaled $7.0 billion as of December 31, 2025, compared to $7.8 billion and $9.2 billion as of September 30, 2025, and December 31, 2024, respectively.  Loan balances consisted of $6.7 billion in loans held for investment and $0.3 billion in loans held for sale at December 31, 2025, compared to $7.3 billion in loans held for investment and $0.5 billion in loans held for sale at September 30, 2025.

Loan fundings in the quarter totaled $183 million, offset by loan payments and payoffs of $766 million.  This compares to loan fundings totaling $265 million, offset by loan payments and payoffs of $525 million, in the prior quarter and loan fundings totaling $364 million, offset by loan payments and payoffs of $589 million in the year-ago quarter.  Commercial and industrial (“C&I”) loans accounted for 88% of total fundings for the quarter.  C&I loans consist primarily of commercial revolving lines of credit and term loans.

Loan sales were $205 million in the quarter, resulting in a gain of $0.3 million.  The fair value adjustment of the remaining $0.3 billion in loans held for sale at December 31, 2025 was 95.2%, compared to 95.7% at September 30, 2025.

Loan portfolio average yield was 4.70% in the quarter, a decrease of 2 basis points compared to 4.72% in the prior quarter, and a decrease of 1 basis points compared to 4.71% in the year-ago quarter.  Average yields on new loan fundings were 6.65% in the quarter, compared to 7.00% in the prior quarter and 7.51% for the year-ago quarter.

Investment Securities

Investment securities were $3.1 billion as of December 31, 2025, compared to $2.2 billion and $2.0 billion as of September 30, 2025, and December 31, 2024, respectively.  During the quarter, $1.0 billion in investment securities were purchased, offset by $151 million in principal paydowns.

The allowance for credit losses for investments was $0.6 million as of December 31, 2025 and September 30, 2025.  Unrealized gains (tax-effected) on the available-for-sale portfolio totaled $0.8 million as of December 31, 2025, compared to unrealized losses $1.2 million as of September 30, 2025.  Unrecognized losses (tax-effected) on the held-to-maturity portfolio totaled $33.3 million as of December 31, 2025, compared to $35.6 million as of

FIRST FOUNDATION INC. FOURTH QUARTER 2025 RESULTS

September 30, 2025.  Combined unrealized and unrecognized losses (tax-effected) on the available-for-sale and held-to-maturity portfolios totaled $32.5 million, or 1.06% of the combined portfolios as of December 31, 2025, compared to $36.8 million, or 1.67% of the combined portfolios as of September 30, 2025.  The decrease in unrealized and unrecognized losses (tax-effected) was largely driven by the decrease in treasury rates during the quarter.

Investment securities portfolio average yield was 4.29% in the quarter, compared to 4.41% in the prior quarter and in the year-ago quarter.

Deposits and Borrowings

Deposits were $9.3 billion as of December 31, 2025, compared to $9.3 billion as of September 30, 2025, and $9.9 billion as of December 31, 2024.

Noninterest-bearing deposits accounted for 13% of total deposits, down from 16% in the prior quarter and 20% in the year-ago quarter.  The decrease in the percentage of noninterest-bearing deposits from the prior and year-ago quarters reflects the decrease in specialty deposits in 2025, mostly consisting of higher-cost MSR deposit relationships which are subject to customer service costs.  As a result of the decrease in specialty deposit balances, the current quarter’s customer service cost expense decreased to $7.0 million compared to $9.1 million in the prior quarter.  Core deposits accounted for 61% of total deposits as of December 31, 2025, compared to 66% in the prior quarter and 67% in the year-ago quarter.  Brokered deposits accounted for 34% of total deposits as of December 31, 2025, compared to 34% in the prior quarter and 33% in the year-ago quarter.

Cost of deposits was 3.03% for the quarter, compared to 3.11% for the prior quarter and 3.19% for the year-ago quarter.

Insured and collateralized deposits accounted for approximately 86% of total deposits as of December 31, 2025, relatively unchanged from the prior quarter.

Our loan to deposit ratio measured 75.3% as of December 31, 2025, compared to 83.6% and 93.5% as of September 30, 2025, and December 31, 2024, respectively.

Borrowings were $1.4 billion as of December 31, 2025, and September 30, 2025.  Average borrowings outstanding were $1.4 billion or 11.9% of average assets for the quarter, compared to $1.4 billion or 12.0% of average assets for the prior quarter and $1.5 billion or 11.5% for the year-ago quarter.  The weighted average rate paid on borrowings was 4.08% for the quarter, compared to 4.07% for the prior quarter and 4.14% for the year-ago quarter.

As of December 31, 2025, our total unused borrowing capacity was $3.5 billion, which consists of $3.3 billion in available lines of credit with the Federal Home Loan Bank and the Federal Reserve Bank’s discount window as well as an additional $240 million in available lines of credit with other correspondent banks.

Private Wealth Management and Trust Assets

Our AUM balance was $5.1 billion as of December 31, 2025 and September 30, 2025, and $5.4 billion as of December 31, 2024.  Activity within the AUM balance during the quarter consisted of the following: $97 million of new accounts; $190 million of net withdrawals; and $36 million of performance gains.  AUA at FFB’s Trust Department was $1.2 billion as of December 31, 2025, relatively unchanged from the prior quarter and compared to $1.1 billion from the year-ago quarter.

FIRST FOUNDATION INC. FOURTH QUARTER 2025 RESULTS

Net Interest Income and Net Interest Margin

Net interest income was $39.4 million for the quarter, compared to $46.1 million for the prior quarter and $51.3 million for the year-ago quarter.  Interest income totaled $127.4 million for the quarter, compared to $134.7 million for the prior quarter and $152.5 million for the year-ago quarter.  The decrease in interest income compared to the prior quarter was due to a decrease in average interest-earning asset yields.  Yields on interest-earning assets averaged 4.35% for the quarter, compared to 4.64% for the prior quarter and 4.68% for the year-ago quarter. Average interest-earning asset balances totaled $11.7 billion for the quarter, compared to $11.6 billion for the prior quarter and $13.0 billion for the year-ago quarter.

Interest expense was $87.9 million for the quarter, compared to $88.7 million for the prior quarter and $101.2 million for the year-ago quarter.  Average interest-bearing liability balances, consisting of interest-bearing deposits, borrowings, and subordinated debt, totaled $9.6 billion for the quarter, compared to $9.3 billion for the prior quarter and $9.9 billion for the year-ago quarter.  Rates on interest-bearing liability balances averaged 3.64% for the quarter, compared to 3.78% for the prior quarter and 4.05% for the year-ago quarter.  Rates on interest-bearing deposits averaged 3.55% for the quarter, compared to 3.71% for the prior quarter and 4.04% for the year-ago quarter.  Rates on borrowings averaged 4.08% for the quarter, compared to 4.07% for the prior quarter and 4.14% for the year-ago quarter.

The decrease in average interest-earning asset yields largely contributed to a decrease in NIM during the quarter.  NIM was 1.36% for the quarter, compared to 1.60% for the prior quarter and 1.58% for the year-ago quarter.

Noninterest Income

Noninterest income totaled $8.9 million for the quarter, compared to $17.5 million in the prior quarter and $13.4 million in the year-ago quarter.  The decrease from the prior quarter is primarily due to capital markets activity. The prior quarter included gains on capital markets activity of $4.7 million that consisted of unrealized gains on the valuation of the loans held for sale portfolio, net of corresponding derivative losses.  The current quarter included a $1.1 million loss on such activity. In the current quarter there were $0.3 million of gains on sale of loans during the quarter and the remaining loans held for sale balance totaled $261.4 million as of December 31, 2025.

Asset management, consulting and other fees totaled $8.2 million for the quarter, compared to $8.6 million in the prior quarter and $9.3 million for the year-ago quarter.  Deposit charges and service fees, loan and servicing fees, and other noninterest income totaled $0.9 million for the quarter, compared to $3.0 million for the prior quarter and $3.0 million for the year-ago quarter.

Noninterest Expense

Noninterest expense was $62.9 million in the quarter, compared to $57.5 million in the prior quarter and $67.0 million in the year-ago quarter.  Noninterest expense to average total assets was 2.10% in the quarter, compared to 1.93% in the prior quarter and compared to 2.02% in the year-ago quarter.

Compensation and benefits expense totaled $24.9 million for the quarter, compared to $23.7 million for the prior quarter and $25.4 million for the year-ago quarter.  Headcount averaged 562 FTEs for the quarter, relatively unchanged from the prior quarter, and 555 for the year-ago quarter.  The increase in compensation and benefits expense is largely the result of a $1.4 million increase in commissions expense compared to the prior quarter.  Occupancy and depreciation expense totaled $9.0 million for the quarter, compared to $8.9 million for the prior quarter and $10.4 million for the year-ago quarter.  Professional services and marketing costs totaled $13.2 million for the quarter, compared to $6.8 million for the prior quarter and $5.8 million for the year-ago quarter. The increase in the fourth quarter was due primarily to one-time merger-related activity.

FIRST FOUNDATION INC. FOURTH QUARTER 2025 RESULTS

Customer service costs totaled $7.0 million for the quarter, compared to $9.1 million in the prior quarter, and $17.8 million in the year-ago quarter.  The current quarter’s customer service cost expense benefitted from a $784 million reduction in higher-cost specialty deposits in the second quarter of 2025, $540 million of which consisted of MSR deposits subject to customer service costs.

Our efficiency ratio (non-GAAP) for the quarter was 116.9%, compared to 90% for the prior quarter and 103.1% for the year-ago quarter.  The increase from the prior quarter was due primarily to the decrease in noninterest income. The efficiency ratio is a measure of noninterest expense to revenue (net interest income plus noninterest income) on an adjusted basis.

Income Tax Expense

We recorded income tax expense of $32 thousand in the quarter, compared to $87.4 million in the prior quarter and a tax benefit of $8.8 million in the year-ago quarter.  During the prior quarter, a deferred tax asset valuation allowance which fully reserves for the deferred tax asset balance was recorded.  The prior quarter’s loss, as well as cumulative losses over the past three years and estimates of our future taxable income and projected tax positions were assessed by management which concluded that the deferred tax assets were not more likely than not to be realized, thereby requiring the valuation allowance.

Asset Quality

Total nonperforming assets were $43.9 million as of December 31, 2025, compared to $39.7 million and $46.7 million as of September 30, 2025, and December 31, 2024, respectively.  Our ratio of nonperforming assets to total assets was 0.37% as of December 31, 2025, compared to 0.33% and 0.37% as of September 30, 2025, and December 31, 2024, respectively.  Total delinquent and nonaccrual loans were $50.8 million or 0.75% of total loans held for investment as of December 31, 2025, compared to $44.6 million or 0.61% of total loans held for investment as of September 30, 2025, and $70.4 million or 0.89% of total loans held for investment as of December 31, 2024.

Our allowance for credit losses on loans held for investment was $93.9 million, or 1.39% of total loans held for investment as of December 31, 2025, compared to $101.9 million, or 1.40% of total loans held for investment as of the prior quarter, and $32.3 million, or 0.41% of total loans held for investment as of the year-ago quarter.  The prior quarter included $65.0 million in provision for loan losses recorded (net of net charge-offs of $0.5 million) due to changes in ACL quantitative assumptions.  In addition, $16.8 million of the prior quarter’s provision was associated with one large C&I loan which was moved from pooled evaluation to individually evaluated loans. Net charge-offs were $0.2 million or 0.01% (annualized) of average loan balances for the quarter, compared to $0.5 million or 0.03% (annualized) for the prior quarter, and net charge-offs of $17.1 million or 0.70% (annualized) of average loan balances for the year-ago quarter.

The ratio of the allowance for credit losses for loans to total past due and nonaccrual loans was 184.8% as of December 31, 2025, compared to 228.4% and 45.9% as of the prior and year-ago quarters, respectively.

FIRST FOUNDATION INC. FOURTH QUARTER 2025 RESULTS

Capital

The following table sets forth our regulatory capital ratios as of the dates indicated:

	As of
(unaudited)	December 31,	September 30,	December 31,
First Foundation Inc.	2025	2025	2024
Common equity tier 1 risk-based capital ratio	10.84%	10.21%	10.09%
Tier 1 leverage ratio	7.61%	7.68%	7.59%
Tier 1 risk-based capital ratio	11.98%	11.27%	11.05%
Total risk-based capital ratio	15.51%	14.65%	13.34%

First Foundation Bank
Common equity tier 1 risk-based capital ratio	14.09%	13.14%	12.64%
Tier 1 leverage ratio	8.94%	8.94%	8.67%
Tier 1 risk-based capital ratio	14.09%	13.14%	12.64%
Total risk-based capital ratio	15.42%	14.39%	13.03%

(1)	The minimum regulatory requirements for classification as a well-capitalized institution are a common equity tier 1 risk-based capital ratio of 6.5%; a tier 1 leverage ratio of 5.00%; a tier 1 risk-based capital ratio of 8.00%; and a total risk-based capital ratio of 10.00%. The December 31, 2025 ratios are preliminary and subject to change until the filings of our FR Y-9C report (First Foundation Inc.) and Call Report (First Foundation Bank) for December 31, 2025 are completed.

Shareholders' equity totaled $912.6 million as of December 31, 2025, compared to $917.9 million and $1,053.4 million as of September 30, 2025, and December 31, 2024, respectively.  The change from the prior quarter consists primarily of the net loss of $8.0 million for the quarter, offset by a $2.3 million change in the quarter in the net loss in accumulated other comprehensive income (“AOCI”), to a net gain in AOCI at December 31, 2025.  The change in the AOCI was due to a $2.6 million increase in unrealized holding gains on the securities portfolio, and a reduction in unrealized holding losses of $0.3 million associated with the cash flow hedge.  At December 31, 2025, there were no declared dividends outstanding with respect to preferred or common stock. Our tangible book value per common share (non-GAAP measure) was $9.93 as of December 31, 2025, compared to $10.02 as of September 30, 2025, and $11.68 as of December 31, 2024.  Our tangible book value per common share as converted (non-GAAP measure) was $8.10 as of December 31, 2025, compared to $8.16 as of September 30, 2025 and $9.36 as of December 31, 2024.

FIRST FOUNDATION INC. FOURTH QUARTER 2025 RESULTS

Earnings Call Info

About First Foundation

First Foundation Inc. (NYSE: FFWM) and its subsidiaries offer personal banking, business banking, and private wealth management services, including investment, trust, and philanthropy services. This comprehensive platform of financial services is designed to help clients at any stage in their financial journey. The broad range of financial products and services offered by First Foundation are more consistent with those offered by larger financial institutions, while its high level of personalized service, accessibility, and responsiveness to clients is more aligned with those of community banks and boutique wealth management firms. This combination of an integrated platform of comprehensive financial products and personalized service differentiates First Foundation from many of its competitors and has contributed to the growth of its client base and business. Learn more at firstfoundationinc.com, or connect with us on LinkedIn and X (formerly Twitter).

Forward-Looking Statements

This report includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, including forward-looking statements regarding our expectations and beliefs about the timing and benefits of the pending merger with FirstSun Capital Bancorp (the “Merger”), our future financial performance and financial condition, including following consummation of the Merger, potential loan sales, as well as trends in our business and markets. Forward-looking statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," "outlook," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." The forward-looking statements in this report are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this report and could cause us to change our future plans. Those risks and uncertainties include, but are not limited to, our ability to successfully consummate the Merger with FirstSun Capital Bancorp (“FirstSun”); our ability and the ability of FirstSun to obtain required regulatory and shareholder approvals of the Merger; the failure by either party to satisfy the closing conditions in the Agreement and Plan of Merger, dated as of October 27, 2025, or any unexpected delay in closing the Merger; the ability to achieve expected cost savings, synergies and other financial benefits from the Merger within the expected time frames or at all, and costs or difficulties relating to integration matters being greater than expected; the diversion of management time from core banking functions due to Merger-related issues; potential difficulty in maintaining relationships with customers, employees or business partners as a result of the Merger; changes in our capital management and balance sheet strategies and our ability to successfully implement such strategies; changes in our strategic plan, and our ability to successfully implement such plan; turnover in our Board of Directors and our executive management team; the risk of incurring credit losses, which is an inherent risk of the banking business; the cost, quality and quantity of our deposits; adverse developments in the financial services industry generally such as bank failures and any related impact on depositor behavior or investor sentiment; risks related to the sufficiency of liquidity; the risk that we will not be able to grow at historic rates or at all; the risk that we will not be able to access the securitization market or otherwise sell loans on favorable terms or at all; changes in general economic conditions, either nationally or locally in the areas in which we conduct or will conduct our business; risks associated with changes in monetary policy and interest rates, which could adversely affect our interest income, interest rate margins, and the value of our interest-earning assets, and therefore, our future operating results; the risk that the performance of our investment management business or of the equity and bond markets could lead clients to move their funds from or close their investment accounts with us, which would reduce our assets under management and adversely affect our operating results; negative impacts of news or analyst reports about us or the financial services industry; the impacts of the federal government shutdown on us and our customers; the impacts of inflation on us and our customers; the impacts of tariffs and trade policies of the U.S. and its global trading partners and uncertainty regarding the same; results of examinations by regulatory authorities and the possibility that such regulatory authorities may, among other things, limit our business activities or our ability to pay dividends, or impose fines, penalties or sanctions; the risk that we may be unable or that our board of directors may determine that it is inadvisable to resume the payment of dividends; risks associated with changes in income tax laws and regulations; and risks associated with seeking new client relationships and maintaining existing client relationships.

Additional information regarding these and other risks and uncertainties to which our business and future financial performance (and after the Merger, our combined business and future financial performance) are subject is contained in our Definitive Proxy Statement filed with the SEC on January 15, 2026, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and other documents we

FIRST FOUNDATION INC. FOURTH QUARTER 2025 RESULTS

file with the SEC from time to time. We urge readers of this report to review those filings, reports and other documents we file with the SEC from time to time. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this report, which speak only as of today's date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this report or in the above-referenced reports, whether as a result of new information, future events or otherwise, except as may be required by law or NYSE rules.

Additional Information About the Proposed Merger and Where to Find It

This document does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In connection with the proposed merger, FirstSun has filed with the SEC a registration statement on Form S-4 that included a joint proxy statement of FirstSun and First Foundation and a prospectus of FirstSun, as well as other relevant documents concerning the proposed transaction. WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT ON FORM S-4, THE JOINT PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE MERGER BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT FIRST FOUNDATION, FIRSTSUN AND THE MERGER. The joint proxy statement/prospectus was sent to the shareholders of First Foundation seeking the required shareholder approval. Investors and security holders may obtain free copies of the registration statement on Form S-4 and the related joint proxy statement/prospectus, as well as other documents filed with the SEC by First Foundation through the web site maintained by the SEC at www.sec.gov. Documents filed with the SEC by First Foundation are also available free of charge by directing a written request to First Foundation Inc., 5221 North O’Connor Boulevard, Suite 1375, Irving, Texas 75039, Attn: Jamie Britton and on First Foundation’s website, firstfoundationinc.com, under Investor Relations. First Foundation’s telephone number is (469) 638-9636.

Participants in the Transaction

First Foundation, FirstSun and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of First Foundation and FirstSun in connection with the Merger. Certain information regarding the interests of these participants and a description of their direct and indirect interests, by security holdings or otherwise, is included in the joint proxy statement/prospectus regarding the Merger. Additional information about First Foundation and its directors and officers may be found in the definitive proxy statement of First Foundation relating to its 2025 Annual Meeting of Shareholders filed with the SEC on April 17, 2025.

Contact
Investors
Jamie Britton EVP, Chief Financial Officer 949-476-0300 jbritton@ff-inc.com

FIRST FOUNDATION INC. FOURTH QUARTER 2025 RESULTS

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share and per share amounts)	December 31,	September 30,	December 31,
	2025	2025	2024
ASSETS

Cash and cash equivalents	$1,624,870	$1,726,969	$1,016,132

Securities available-for-sale ("AFS")	2,431,032	1,555,773	1,318,019
Securities held-to-maturity ("HTM")	634,333	647,619	712,105
Allowance for credit losses - investments	(557)	(634)	(4,134)
Total securities, net	3,064,808	2,202,758	2,025,990

Loans held for sale ("LHFS")	261,448	467,277	1,285,819

Loans held for investment	6,729,178	7,302,415	7,941,393
Less: Allowance for credit losses	(93,850)	(101,913)	(32,302)
Total loans held for investment, net	6,635,328	7,200,502	7,909,091

Investment in Federal Home Loan Bank ("FHLB") stock	43,616	43,616	37,869
Accrued interest receivable	45,822	45,103	54,804
Deferred taxes, net	-	(0.00)	76,650
Premises and equipment, net	34,663	35,420	35,806
Real estate owned ("REO")	6,210	6,210	6,210
Bank owned life insurance	51,405	51,044	49,993
Core deposit intangibles	2,400	2,672	3,558
Derivative assets	8,785	-	5,086
Other assets	124,722	128,473	138,257
Total Assets	$11,904,077	$11,910,044	$12,645,265

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Deposits	$9,284,570	$9,293,071	$9,870,279
Borrowings	1,430,518	1,422,063	1,425,369
Subordinated debt	173,521	173,506	173,459
Derivative liabilities	6,938	9,081	-
Accounts payable and other liabilities	95,943	94,412	122,795
Total Liabilities	10,991,490	10,992,133	11,591,902

Shareholders’ Equity:
Preferred stock	86,797	86,797	87,649
Common stock	83	83	82
Additional paid-in-capital	855,270	854,880	849,509
Retained (deficit) earnings	(30,119)	(22,079)	125,038
Accumulated other comprehensive loss	556	(1,770)	(8,915)
Total Shareholders’ Equity	912,587	917,911	1,053,363
Total Liabilities and Shareholders’ Equity	$11,904,077	$11,910,044	$12,645,265

FIRST FOUNDATION INC. FOURTH QUARTER 2025 RESULTS

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	For the Quarter Ended			For the Year Ended
(in thousands, except share and	December 31,	September 30,	December 31,	December 31,
per share amounts)	2025	2025	2024	2025	2024
Interest income:
Loans	$88,746	$93,054	$115,349	$388,466	$474,322
Securities	23,939	24,933	22,825	93,613	81,949
Cash, FHLB Stock, and Fed Funds	14,700	16,750	14,299	58,910	54,725
Total interest income	127,385	134,737	152,473	540,989	610,996

Interest expense:
Deposits	71,347	71,942	83,500	283,926	358,515
Borrowings	14,615	14,744	15,943	62,312	62,988
Subordinated debt	1,979	1,973	1,720	7,348	6,849
Total interest expense	87,941	88,659	101,163	353,586	428,352

Net interest income	39,444	46,078	51,310	187,403	182,644

Provision for credit losses	(6,522)	65,045	20,647	64,306	20,700

Net interest income after provision for credit losses	45,966	(18,967)	30,663	123,097	161,944

Noninterest income:
Asset management, consulting and other fees	8,215	8,638	9,270	34,373	36,229
(Loss) gain on sale of loans	839	-	4,403	(9,566)	5,068
Gain on sale of securities available-for-sale	-	1,228	-	5,930	1,204
Capital market activities	(1,055)	4,738	(3,294)	6,185	(119,138)
Gain on sale of REO	-	-	-	-	679
Other income	915	2,915	2,988	10,452	10,086
Total noninterest income	8,914	17,519	13,367	47,374	(65,872)

Noninterest expense:
Compensation and benefits	24,941	23,713	25,406	96,652	83,917
Occupancy and depreciation	8,978	8,939	10,376	34,695	37,502
Professional services and marketing costs	13,204	6,838	5,845	33,188	17,997
Customer service costs	7,008	9,068	17,790	44,110	63,586
Other expenses	8,757	8,924	7,572	33,371	30,450
Total noninterest expense	62,888	57,482	66,989	242,016	233,452

Loss before income taxes	(8,008)	(58,930)	(22,959)	(71,545)	(137,380)
Income tax expense (benefit)	32	87,393	(8,848)	83,612	(44,973)
Net loss	$(8,040)	$(146,323)	$(14,111)	$(155,157)	$(92,407)

Net loss per share:
Basic	$(0.10)	$(1.78)	$(0.17)	$(1.88)	$(1.41)
Diluted	$(0.10)	$(1.78)	$(0.17)	$(1.88)	$(1.41)
Shares used in computation:
Basic	82,835,307	82,424,884	82,195,021	82,506,015	65,598,430
Diluted	82,835,307	82,424,884	82,195,021	82,506,015	65,598,430

FIRST FOUNDATION INC. FOURTH QUARTER 2025 RESULTS

SELECTED CONSOLIDATED FINANCIAL DATA AND ASSET QUALITY

(unaudited)

	For the Quarter Ended			For the Year Ended
(in thousands, except share and per share amounts	December 31,	September 30,	December 31,	December 31,
and percentages)	2025	2025	2024	2025	2024
Selected Financial Data:
Return on average assets	(0.27)%	(4.90)%	(0.42)%	(1.27)%	(0.69)%
Return on average common equity	(3.9)%	(60.6)%	(5.8)%	(16.7)%	(9.7)%
Return on average tangible common equity (1)	(1.7)%	(60.7)%	(5.7)%	(16.2)%	(0.7)%
Efficiency ratio (2)	116.9%	90.0%	103.1%	100.0%	99.0%
Net interest margin	1.36%	1.60%	1.58%	1.58%	1.40%
Cost of deposits	3.03%	3.11%	3.19%	3.03%	3.43%
Loan to deposit ratio	75.3%	83.6%	93.5%	75.3%	93.5%
Noninterest expense to average total assets	2.10%	1.93%	2.02%	1.99%	1.76%
Loan fundings	$183,251	$264,568	$364,475	$883,625	$1,548,263
Assets under management	$5,069,481	$5,126,254	$5,445,880	$5,069,481	$5,445,880
Average shareholders' equity to average total assets	7.64%	8.82%	8.00%	8.35%	7.53%
Tangible common equity to tangible assets ratio(1)	6.92%	6.96%	7.61%	6.92%	7.61%
Book value per common share	$11.01	$11.10	$12.79	$11.01	$12.79
Tangible book value per common share (1)	$9.93	$10.02	$11.68	$9.93	$11.68

Asset Quality:
Nonperforming assets
Nonaccrual loans	$37,674	$33,507	$40,444	$37,674	$40,444
Other real estate owned	6,210	6,210	6,210	6,210	6,210
Total nonperforming assets	$43,884	$39,717	$46,654	$43,884	$46,654

Loans 30 - 89 days past due	$13,097	$10,414	$17,069	$13,097	$17,069
Accruing loans 90 days or more past due	$—	$692	$12,900	$—	$12,900

Nonperforming assets to total assets	0.37%	0.33%	0.37%	0.37%	0.37%
Loans 30 - 89 days past due to total loans held for investment	0.19%	0.14%	0.21%	0.19%	0.21%
Allowance for credit losses to loans held for investment	1.39%	1.40%	0.41%	1.39%	0.41%
Allowance for credit losses to past due and nonaccrual loans	184.8%	228.4%	45.9%	184.8%	45.9%
Net charge-offs (recoveries) to average loans - annualized	0.01%	0.03%	0.70%	0.02%	0.18%

(1)	Return on average tangible equity, tangible common equity to tangible assets ratio, and tangible book value per share are non-GAAP financial measures. See disclosures regarding “Use of Non-GAAP Financial Measures” and reconciliations to the most comparable GAAP financial measures included as separate sections in this report.
(2)	Efficiency Ratio is a non-GAAP financial measure. See disclosures regarding “Use of Non-GAAP Financial Measures” and reconciliations to the most comparable GAAP financial measures included as separate sections in this report.

FIRST FOUNDATION INC. FOURTH QUARTER 2025 RESULTS

SEGMENT REPORTING

(unaudited)

	For the Quarter Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,
(in thousands)	2025	2025	2024	2025	2024
Banking:
Interest income	$127,385	$134,737	$152,473	$540,989	$610,996
Interest expense	85,882	86,686	99,444	346,159	421,503
Net interest income	41,503	48,051	53,029	194,830	189,493
Provision for credit losses	(6,522)	65,045	20,647	64,306	20,700
Noninterest income	2,520	10,834	5,996	20,380	22,518
LHFS LOCOM adjustment	—	—	—	—	(117,517)
Noninterest expense	49,454	50,209	57,970	206,579	205,017
Income (loss) before income taxes	1,091	(56,369)	(19,592)	(55,675)	(131,223)
Income tax expense (benefit)	189	79,775	(8,425)	77,255	(43,790)
Net income (loss)	$902	$(136,144)	$(11,167)	$(132,930)	$(87,433)

Wealth Management:
Noninterest income	$6,776	$7,033	$7,740	$28,435	$30,583
Noninterest expense	6,942	6,378	5,904	27,481	23,033
Income (loss) before income taxes	(166)	655	1,836	954	7,550
Income tax expense	218	—	497	364	2,129
Net income (loss)	$(384)	$655	$1,339	$590	$5,421

Other and Eliminations:
Interest income	$—	$—	$—	$—	$—
Interest expense	2,059	1,973	1,719	7,427	6,849
Net interest expense	(2,059)	(1,973)	(1,719)	(7,427)	(6,849)
Noninterest income	(383)	(348)	(369)	(1,443)	(1,456)
Noninterest expense	6,491	895	3,115	7,954	5,402
Loss before income taxes	(8,933)	(3,216)	(5,203)	(16,824)	(13,707)
Income tax expense (benefit)	(375)	7,618	(920)	5,993	(3,312)
Net loss	$(8,558)	$(10,834)	$(4,283)	$(22,817)	$(10,395)

FIRST FOUNDATION INC. FOURTH QUARTER 2025 RESULTS

LOAN AND DEPOSIT BALANCES

(unaudited)

	For the Quarter Ended
	December 31,	September 30,	June 30	March 31	December 31,
(in thousands)	2025	2025	2025	2025	2024
Loans:
Outstanding principal balance:
Loans secured by real estate:
Residential properties:
Multifamily	$3,239,609	$3,271,998	$3,288,093	$3,301,295	$3,341,823
Single Family	784,420	822,923	822,508	843,637	873,491
Subtotal	4,024,029	4,094,921	4,110,601	4,144,932	4,215,314
Commercial properties	679,034	746,028	818,738	852,006	904,167
Land and construction	9,400	37,734	43,361	44,741	69,246
Total real estate loans	4,712,463	4,878,683	4,972,700	5,041,679	5,188,727
Commercial and industrial loans	2,008,445	2,416,652	2,568,621	2,636,368	2,746,351
Consumer loans	1,348	1,560	1,544	1,368	1,137
Total loans	6,722,256	7,296,895	7,542,865	7,679,415	7,936,215
Premiums, discounts and deferred fees and expenses	6,922	5,520	5,458	5,165	5,178
Total	$6,729,178	$7,302,415	$7,548,323	$7,684,580	$7,941,393

Loans held for sale	$274,750	$489,770	$503,959	$1,389,593	$1,376,491

Deposits:
Demand deposits:
Noninterest-bearing	$1,235,589	$1,456,375	$1,467,203	$2,037,299	$1,956,628
Interest-bearing	1,677,461	1,713,408	1,672,287	1,900,022	1,995,397
Money market and savings	3,530,134	3,835,628	3,604,909	3,612,753	3,524,801
Certificates of deposit	2,841,386	2,287,660	1,849,294	2,011,571	2,393,453
Total	$9,284,570	$9,293,071	$8,593,693	$9,561,645	$9,870,279

FIRST FOUNDATION INC. FOURTH QUARTER 2025 RESULTS

CONSOLIDATED LOAN FUNDING AND YIELDS

(unaudited)

	For the Quarter Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,
(in thousands, except percentages)	2025	2025	2024	2025	2024
Loan Funding Balances:
Loans secured by real estate:
Residential properties:
Multifamily	$17,306	$27,991	$26,598	$124,135	$137,996
Single family	3,414	19,177	5,792	28,440	18,994
Subtotal	20,720	47,168	32,390	152,575	156,990
Commercial properties:
Non-owner occupied CRE	-	-	1	444	257
Owner-occupied CRE	-	-	1,361	1	3,721
Subtotal	-	-	1,362	445	3,978
Land and construction	563	2,128	4,778	7,091	27,993
Total real estate loans	21,283	49,296	38,530	160,111	188,961
Commercial and industrial loans	161,968	214,880	324,992	721,516	1,357,181
Consumer loans	-	392	953	1,998	2,121
Total	$183,251	$264,568	$364,475	$883,625	$1,548,263

Loan Funding Yields:
Loans secured by real estate:
Residential properties:
Multifamily	5.99%	6.16%	6.12%	6.22%	6.38%
Single family	7.40%	6.24%	6.47%	6.56%	7.67%
Subtotal	6.22%	6.19%	6.18%	6.28%	6.54%
Commercial properties:
Non-owner occupied CRE	0.00%	0.00%	5.82%	5.00%	5.36%
Owner-occupied CRE	0.00%	0.00%	6.75%	4.63%	7.63%
Subtotal	0.00%	0.00%	6.75%	5.00%	7.49%
Land and construction	8.50%	8.69%	8.82%	8.70%	8.57%
Total real estate loans	6.28%	6.30%	6.53%	6.39%	6.86%
Commercial and industrial loans	6.70%	7.15%	7.63%	7.13%	8.25%
Consumer loans	0.00%	7.10%	7.95%	7.39%	8.39%
Total	6.65%	7.00%	7.51%	7.00%	8.08%

FIRST FOUNDATION INC. FOURTH QUARTER 2025 RESULTS

CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST, YIELD AND RATES

(unaudited)

	For the Quarter Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,
(in thousands, except percentages)	2025	2025	2024	2025	2024
Average Balances:
Cash, FHLB stock, and fed funds	$1,926,632	$1,471,792	$1,180,222	$1,431,497	$1,054,515
Securities AFS	1,593,191	1,609,301	1,346,690	1,494,733	1,207,223
Securities HTM	639,624	651,479	721,548	665,643	751,926
Loans, including LHFS	7,524,927	7,855,183	9,770,057	8,279,925	10,005,219
Total interest-earnings assets	11,684,374	11,587,755	13,018,517	11,871,798	13,018,883
Deposits: interest-bearing	7,977,461	7,700,686	8,219,987	7,684,317	8,480,941
Deposits: noninterest-bearing	1,366,897	1,482,278	2,183,749	1,679,340	1,973,605
Borrowings	1,422,088	1,436,549	1,532,653	1,519,801	1,539,413
Subordinated debt	173,511	173,495	173,449	173,488	173,426
Total interest-bearing liabilities	9,573,060	9,310,730	9,926,089	9,377,606	10,193,780

Average Yield / Rate:
Cash, FHLB stock, and fed funds	3.03%	4.51%	4.82%	4.12%	5.19%
Securities AFS	5.03%	5.22%	5.47%	5.18%	5.35%
Securities HTM	2.44%	2.42%	2.45%	2.44%	2.31%
Loans, including LHFS	4.70%	4.72%	4.71%	4.69%	4.74%
Total interest-earnings assets	4.35%	4.64%	4.68%	4.56%	4.69%
Deposits (interest-bearing only)	3.55%	3.71%	4.04%	3.69%	4.23%
Deposits (noninterest and interest-bearing)	3.03%	3.11%	3.19%	3.03%	3.43%
Borrowings	4.08%	4.07%	4.14%	4.10%	4.09%
Subordinated debt	4.53%	4.51%	3.94%	4.24%	3.95%
Total interest-bearing liabilities	3.64%	3.78%	4.05%	3.77%	4.20%

Net Interest Rate Spread	0.71%	0.86%	0.62%	0.79%	0.49%

Net Interest Margin	1.36%	1.60%	1.58%	1.58%	1.40%

FIRST FOUNDATION INC. FOURTH QUARTER 2025 RESULTS

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures of financial performance including, but not limited to, adjusted return on average assets, efficiency ratio, adjusted net income (loss) attributable to common shareholders, adjusted earnings (loss) per common share, and tangible book value per share.  These supplemental non-GAAP financial measures may vary from, and may not be comparable to, similarly titled measures of other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors may benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these non-GAAP measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income (loss) or other financial measures prepared in accordance with GAAP. In the information below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this report, or a reconciliation of the non-GAAP calculation of the financial measure.

FIRST FOUNDATION INC. FOURTH QUARTER 2025 RESULTS

NON-GAAP RETURN ON AVERAGE TANGIBLE COMMON EQUITY; ADJUSTED RETURN ON AVERAGE ASSETS; AND ADJUSTED NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS (unaudited)

Return on average tangible common equity was calculated by excluding average intangible assets from the average common equity during the associated periods. Adjusted return on average assets represents adjusted net income (loss) attributable to common shareholders divided by average total assets.  Adjusted net income (loss) attributable to common shareholders includes various adjustments to net income (loss), and any associated tax effect of those adjustments during the associated periods.

The table below provides a reconciliation of the GAAP measure of return on average common equity to the non-GAAP measure of return on average tangible common equity.  The table below also provides a reconciliation of the GAAP measure of net income (loss)  to the non-GAAP measure of adjusted net income (loss) attributable to common shareholders.  The table below also provides a reconciliation of the GAAP measure of return on average assets to the non-GAAP measure of adjusted return on average assets:

	For the Quarter Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,
(in thousands, except percentages)	2025	2025	2024	2025	2024
Average shareholders' equity	$913,371	$1,052,891	$1,063,014	$1,016,884	$1,000,903
Less: Average preferred stock	86,797	87,538	88,113	87,407	52,480
Average common equity	826,574	965,353	974,901	929,477	948,423
Less: Average intangible assets	2,490	2,763	3,668	2,911	4,176
Average tangible common equity	$824,084	$962,590	$971,233	$926,566	$944,247

Average assets	$11,954,410	$11,935,171	$13,295,249	$12,180,957	$13,297,682

Net loss	$(8,040)	$(146,323)	$(14,111)	$(155,157)	$(92,407)
Adjustments:
Plus: LHFS LOCOM adjustment	—	—	—	—	117,517
Plus: Amortization of intangible assets expense	272	275	330	1,158	1,391
Plus: Merger related costs	6,075	—	—	6,075	—
Total Adjustments	6,347	275	330	7,233	118,908
Less: Tax impact of adjustments above	(1,777)	(77)	(92)	(2,025)	(33,294)
Total after-tax adjustments to net income	4,570	198	238	5,208	85,614
Adjusted net (loss) income attributable to common shareholders(5)	$(3,470)	$(146,125)	$(13,873)	$(149,949)	$(6,793)

Tax rate utilized for calculating tax effect on adjustments to net (loss) income	28.0%	28.0%	28.0%	28.0%	28.0%

Return on average common equity(1)	(3.9)%	(60.6)%	(5.8)%	(16.7)%	(9.7)%
Return on average tangible common equity(2) (5)	(1.7)%	(60.7)%	(5.7)%	(16.2)%	(0.7)%

Return on average assets (3)	(0.27)%	(4.90)%	(0.42)%	(1.27)%	(0.69)%
Adjusted return on average assets (4) (5)	(0.12)%	(4.90)%	(0.42)%	(1.23)%	(0.05)%

(1)	Annualized net (loss) income divided by average common equity.
(2)	Annualized adjusted net (loss) income attributable to common shareholders divided by average tangible common equity.
(3)	Annualized net (loss) income divided by average assets.
(4)	Annualized adjusted net (loss) income divided by average assets.
(5)	Non-GAAP measure.

FIRST FOUNDATION INC. FOURTH QUARTER 2025 RESULTS

NON-GAAP EFFICIENCY RATIO

(unaudited)

Efficiency ratio is a non-GAAP financial measurement determined by methods other than in accordance with U.S. GAAP.  This figure represents the ratio of adjusted noninterest expense to adjusted revenue.

The table below provides a calculation of the non-GAAP measure of efficiency ratio:

	For the Quarter Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,
(in thousands, except percentages)	2025	2025	2024	2025	2024
Total noninterest expense	$62,888	$57,482	$66,989	$242,016	$233,452
Less: Amortization of intangible assets expense	(272)	(275)	(330)	(1,158)	(1,391)
Less: Merger related costs	(6,075)	-	-	(6,075)	-
Adjusted Noninterest expense	$56,541	$57,207	$66,659	$234,783	$232,061

Net interest income	$39,444	$46,078	$51,310	$187,403	$182,644
Plus: Total noninterest income	8,914	17,519	13,367	47,374	(65,872)
Plus: LHFS LOCOM adjustment	-	-	-	-	117,517
Total Revenue	$48,358	$63,597	$64,677	$234,777	$234,289

Efficiency Ratio(1)	116.9%	90.0%	103.1%	100.0%	99.0%

(1) Non-GAAP measure

FIRST FOUNDATION INC. FOURTH QUARTER 2025 RESULTS

NON-GAAP TANGIBLE COMMON EQUITY, TANGIBLE COMMON EQUITY RATIO, TANGIBLE BOOK VALUE PER COMMON SHARE, AND ADJUSTED EARNINGS (LOSS) PER SHARE (BASIC AND DILUTED)

(unaudited)

Tangible shareholders’ equity, tangible common equity to tangible assets ratio, tangible common equity, tangible book value per common share, tangible book value per common share (adjusted), and adjusted  earnings (loss) per share (basic and diluted) are non-GAAP financial measurements determined by methods other than in accordance with U.S. GAAP.  Tangible common equity is calculated by taking shareholders’ equity and subtracting preferred stock and intangible assets.  Tangible common equity to tangible assets ratio is calculated by taking tangible common equity and dividing by tangible assets which is total assets excluding the balance of intangible assets. Tangible book value per common share is calculated by dividing tangible common equity by basic common shares outstanding, as compared to book value per share, which is calculated by dividing shareholders’ equity by basic common shares outstanding.  Adjusted earnings (loss) per share (basic and diluted) is calculated by dividing adjusted net income (loss) attributable to common shareholders by average common shares outstanding (basic and diluted). The reconciliation of GAAP net  income (loss) to adjusted net income (loss) attributable to common shareholders is presented on page 18 in “Non-GAAP Return on Average Tangible Common Equity; Adjusted Return on Average Assets and Adjusted Net Income (loss) Attributable to Common Shareholders.”

The table below provides a reconciliation of the GAAP measure of shareholders’ equity to tangible shareholders’ equity and tangible common equity.  The table below also provides a reconciliation of the GAAP measure of equity to asset ratio to the non-GAAP measure of tangible common equity to tangible assets ratio.  The table below also provides a reconciliation of GAAP measure of book value per common share to the non-GAAP measure of tangible book value per common share.  The table below also provides a reconciliation of the GAAP measure of net income (loss) per share (basic and diluted) to the non-GAAP measure of adjusted earnings (loss) per share (basic and diluted):

	For the Quarter Ended
	December 31,	September 30,	December 31,
(in thousands, except per share amounts)	2025	2025	2024
Shareholders' equity	$912,587	$917,911	$1,053,363
Less: Preferred stock	86,797	86,797	87,649
Total common equity	825,790	831,114	965,714
Less: Intangible assets	2,400	2,672	3,558
Tangible common equity	$823,390	$828,442	$962,156

Total assets	$11,904,077	$11,910,044	$12,645,265
Less: Intangible assets	2,400	2,672	3,558
Tangible assets(1)	$11,901,677	$11,907,372	$12,641,707

Equity to asset ratio	7.67%	7.71%	8.33%
Tangible common equity to tangible assets ratio(1)	6.92%	6.96%	7.61%

Book value per common share	$11.01	$11.10	$12.79
Tangible book value per common share(1)	$9.93	$10.02	$11.68
Basic common shares outstanding	82,884,401	82,679,097	82,365,388
Additional common shares issued in July 2024 Capital Raise
and upon conversion of preferred shares:
Common shares underlying the Series A preferred shares	29,521,000	29,521,000	29,811,000
Basic common shares outstanding upon conversion (adjusted)	112,405,401	112,200,097	112,176,388

Book value per common share (adjusted) (1)	$8.12	8.18	9.39
Tangible book value per common share (adjusted) (1)	$8.10	8.16	9.36

Adjusted net income (loss) attributable to common shareholders(1)	$(3,470)	$(146,125)	$(13,873)

Weighted average basic common shares outstanding	82,835,307	82,424,884	82,195,021
Diluted common shares outstanding	82,835,307	82,424,884	82,195,021
Net loss per share (basic)	($ 0.10)	($ 1.78)	($ 0.17)
Net loss per share (diluted)	($ 0.10)	($ 1.78)	($ 0.17)
Adjusted (loss) earnings per share (basic)(1)	($ 0.04)	($ 1.77)	($ 0.17)
Adjusted (loss) earnings per share (diluted)(1)	($ 0.04)	($ 1.77)	($ 0.17)

(1) Non-GAAP financial measure